Exhibit 10.2

FIRST UNITED CORPORATION
RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), made as of June 18, 2008 by and between First United Corporation, a Maryland corporation (the together with all of its Affiliates, the “Corporation”), and William B. Grant (the “Employee”) is made pursuant and subject to the provisions of the Corporation’s Omnibus Equity Compensation Plan, as amended from time to time (the “Omnibus Plan”), and the 2008 Long-Term Incentive Program (the “Program”) adopted by the Committee thereunder (the Omnibus Plan and the Program are collectively referred to herein as the “Plan”). All capitalized terms used but not defined herein shall have the meanings given such terms in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed and do hereby agree as follows:

1. Grant of Award. On June 18, 2008 (the “Grant Date”), pursuant to Section 11 of the Omnibus Plan, the Corporation granted (the “Award”) to the Employee 5,415 shares of restricted Common Stock (the “Restricted Stock”).

2. Performance Period; Vesting Goals. The performance period for this Award shall commence on January 1, 2008 and terminate on December 31, 2010 (the “Performance Period”). The Committee has established performance criteria for the Performance Period relating to the Corporation’s diluted earnings per share (“EPS”) for the year ended December 31, 2010 that apply to the vesting of the shares of Restricted Stock granted hereby. The EPS goal is $2.72 (the “EPS Goal”). The threshold EPS is 90% of EPS Goal, or $2.448 (the “EPS Threshold”).

3. Vesting. The shares of Restricted Stock granted hereby shall vest if the audited financial statements for the year ended December 31, 2010 confirm that the EPS for the year ended December 31, 2010 equals or exceeds the EPS Threshold. For purposes of, and subject to, the foregoing, the date on which the shares of Restricted Stock shall vest and on which the Employee shall be entitled to receive shares of freely transferable Common Stock equal to the number of vested shares of Restricted Stock shall be the later of (i) March 31, 2011 or (ii) the date the Corporation’s audited financial statements for the year ended December 31, 2010 have been finalized and provided to the Compensation Committee for verification of vesting (the “Vesting Date”), provided that, as of the Vesting Date, the Employee’s employment with the Corporation has not terminated. Except as set forth in Section 11 and Section 12 hereof, there shall be no proportionate or partial vesting of this Award during the Performance Period or between the end of the Performance Period and the Vesting Date. Except as set forth in Section 11 and Section 12 hereof, no vesting shall occur after the Employee’s employment terminates for any reason.

4. Effect of Failure of to Meet EPS Threshold. Subject to Section 11 and Section 12 hereof, if the EPS for the year ended December 31, 2010 does not equal or exceed the EPS Threshold, as determined pursuant to Section 2 hereof, then all shares of Restricted Stock granted hereby shall lapse and be forfeited and canceled.

5. Rights as a Stockholder. Unless and until the shares of Restricted Stock granted hereby become vested, the Employee shall have none of the rights of a stockholder with respect to those shares, including, without limitation, the right to vote shares or the right to receive dividends thereon.

6. Custody of Certificates. Custody of all stock certificates evidencing the shares of Restricted Stock shall be retained by the Corporation for so long as such shares are not vested. The Corporation shall place a legend on each certificate evidencing a share of Restricted Stock restricting the transfer of such share. As soon as practicable after shares of Restricted Stock become vested, the Corporation shall remove the restrictive legend and deliver to the Employee one ore more stock certificates evidencing that number of freely transferable shares of Common Stock equal to the number of vested shares of Restricted Stock.

7. Stock Power. Upon signing this Agreement, the Employee shall deliver to the Corporation a stock power, endorsed in blank, with respect to the shares of Restricted Stock granted pursuant to this Agreement. The Corporation shall use the stock power to cancel any shares of Restricted Stock that do not become vested. The Company shall return the stock power to the Employee with respect to any shares of Restricted Stock that become vested.

8. Restrictions on Transfer. Shares of Restricted Stock may not be transferred or otherwise disposed of by the Employee, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Committee, or by will or the laws of descent and distribution, and are subject to a substantial risk of forfeiture.

9. Approvals. The delivery of any shares of Common Stock hereunder is subject to approval of any government agency which may, in the opinion of counsel, be required in connection with the authorization, issuance or sale of Common Stock. No shares of Common Stock shall be issued upon the lapse of restrictions relating to the shares of Restricted Stock prior to compliance with such requirements and with the Corporation’s listing agreement with The NASDAQ Stock Market (or other national exchange upon which the Corporation’s shares of Common Stock may then be listed).

10. Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the shares of Restricted Stock by any holder thereof in violation of the provisions of this Agreement shall be valid, and the Company will not transfer any of said shares of Restricted Stock on its books nor will any of said shares of Restricted Stock be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Corporation. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

11. Change in Control.

(a) Vesting of Performance Shares. Subject to any conditions or restrictions imposed on the Employee pursuant to a change in control agreement into which the Employee has entered pursuant to the First United Corporation Change in Control Severance Plan (the “Severance Plan”), if there is a Change in Control prior to the Vesting Date and the Employee incurs a Severance during the period commencing on the date that is 90 days before the date on which the Change in Control occurs and ending on the first anniversary of the date on which the change in control occurs, then all shares of Restricted Stock granted hereby shall vest on the Severance Date, regardless of whether the performance criterion set forth in Section 2 hereof has been attained, to the extent they have not otherwise vested and have not expired or been forfeited pursuant to the other provisions of this Agreement; provided, however, that, where the Severance precedes the Change in Control and the terms of this Agreement would otherwise call for the forfeiture of the Award upon the termination of the Employee’s employment with the Corporation, the Award shall not be deemed to be forfeited on account of the Employee’s Severance and shall remain outstanding (subject to the other terms of this Agreement) as if the Change in Control preceded the Severance. Upon such vesting, the Employee shall be entitled to receive shares of freely transferable Common Stock equal to the number of shares of Restricted Stock granted hereby.

(b) Definitions. For purposes of this Section:

(i) “Change in “Control” has the meaning given such term in the Omnibus Plan;

(ii) “Severance” means (1) the involuntary termination of the Employee’s employment by the Corporation, other than for Cause, death or Disability or (2) a termination of the Employee’s employment by the Employee for Good Reason, provided, however, that in each case the termination constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code and Treasury Regulations thereunder;

(iii) “Cause” means one of the following reasons for which the Employee’s employment with the Corporation is terminated: (1) willful or grossly negligent misconduct that is materially injurious to the Corporation; (2) embezzlement or misappropriation of funds or property of the Corporation; (3) conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (4) conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; (5) failure or refusal by the Employee to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within 15 days after notice is given to the Employee; or (6) issuance of a final non-appealable order or other direction by a Federal or state regulatory agency prohibiting the Employee’s employment in the business of banking;

(iv) “Disability” has the meaning given such term in Section 12(e) of this Agreement;

(v) “Good Reason” means, without the specific written consent of the Eligible Employee, any of the following:

(1) A material and adverse change in the Employee’s status or position(s) as an officer or management employee of the Corporation as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in his or her status or position as an employee of the Employer as a result of a material diminution in his or her duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Corporation is no longer publicly owned) or the assignment to him or her of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Corporation that is cured promptly upon his or her giving notice), or any removal of the Employee from or any failure to reappoint or reelect him or her to such position(s) (except in connection with the Employee’s Severance other than for Good Reason). Without limiting the foregoing, “Good Reason” shall include the Employee’s not being employed, after a Change in Control, as the Chief Executive Officer of a corporation the capital stock of which is listed or traded on a national securities exchange;

(2) A 10% or greater reduction in the Employee’s base salary and targeted bonus from the base salary and targeted bonus that was in effective immediately prior to the occurrence of a Change of Control, but disregarding any reduction in bonus which occurs in accordance with the terms of any written bonus program as it reads immediately prior to the occurrence of a Change of Control;

(3) The failure by the Corporation or any successor to continue in effect any employee benefit plan (excluding any equity compensation plan) in which the Employee is participating at the time of the Change in Control (or plans providing the Employee with at least substantially similar benefits in the aggregate) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the Change in Control; or the taking of any action, or the failure to act, by the Corporation or any successor which would adversely affect the Employee’s continued participation in any of such plans on at least as favorable a basis to him or her as is the case on the date of the Change in Control or which would materially reduce his or her benefits under any of such plans;

(4) The Corporation’s requiring the Employee to be based at an office that is both more than 50 miles from where his or her office is located immediately prior to the Change in Control and further from his or her then current residence, except for required travel on the Corporation’s business to an extent substantially consistent with the business travel obligations which the Employee undertook on behalf of the Corporation prior to the Change in Control; or

(5) If the Employee has entered into a change in control agreement pursuant to the Severance Plan, the failure by the Corporation to obtain assumption of the Severance Plan by a successor; and

(c) “Severance Date” means the date on which the Employee incurs a Severance.

12. Effect of Termination of Employment, Disability and Leaves of Absence.

(a) Partial Vesting Upon Death, Disability and Retirement. If the employment of the Employee is terminated prior to the Vesting Date by reason of his/her death, Disability or Retirement, then this Award shall vest and be payable in cash to the Employee or his or her estate (as the case may be) pursuant to the following formula: (A x B x C) / D; where “A” is the number of Shares of Restricted Stock granted hereby multiplied by either 50% if termination occurs during the first year of the Performance Period, 65% if termination occurs during the second year of the Performance Period, or 80% if termination occurs during the third year of the Performance Period; “B” is the number of whole months during the Performance Period that the Employee was employed; “C” is Fair Market Value of a share of Common Stock as of the date of termination; and “D” is the number of whole months in the Performance Period. The Award shall otherwise lapse and be forfeited and canceled.

Example 1: Employee receives a grant of 300 shares of Restricted Stock on April 1, 2008 and dies on July 1, 2008. The Fair Market Value of a share of Common Stock as of July 1, 2008 is $19.00. Employee’s estate will be entitled to cash in the amount of ((300 shares x 50%) x 6 months x $19.00) / 36 months = $475.00.

Example 2: Employee receives a grant of 300 shares of Restricted Stock on April 1, 2008 and retires on July 1, 2009. The Fair Market Value of a share of Common Stock as of July 1, 2009 is $20.00. Employee will be entitled to cash in the amount of ((300 shares x 65%) x 18 months x $20.00) / 36 months = $1,950.00.

Example 3: Employee receives a grant of 300 shares of Restricted Stock on April 1, 2008 and terminates employment due to a Disability on December 15, 2010. The Fair Market Value of a share of Common Stock as of December 15, 2010 is $21.00. Employee will be entitled to cash in the amount of ((300 shares x 80%) x 35 months x $21.00) / 36 months = $4,900.00.

(b) Other Termination of Employment. Subject to Section 11 hereof, if the employment of the Employee is terminated prior to the Vesting Date for any reason other than by reason of death, Disability, or Retirement, then this Award shall lapse and be forfeited and canceled.

(c) Disability and Return to Service. If the Employee suffers a Disability, his or her employment is not terminated because of such Disability, and he or she thereafter returns to active employment, then the Award shall be reduced to reflect that period during the Performance Period that the Employee was not in active service with the Corporation. If the Award is so reduced, the Corporation shall promptly provide the Employee with a schedule of the reduction.

(d) Leave of Absence. If the Employee takes an approved leave of absence, then the Award shall be reduced to reflect that period during the Performance Period that the Employee was not in active service with the Corporation. If the Award is so reduced, the Corporation shall promptly provide the Employee with a schedule of the reduction.

(e) Definitions. For purposes of this Section:

(i) “Disability” shall have the meaning given that term under the First United Bank & Trust Long Term Disability Plan, as in effect at the time a determination of Disability is to be made;

(ii) “Retirement” means the termination of the Employee’s employment with the Corporation for any reason other than death, Disability or Cause after the Employee has both (i) completed 10 Years of Service with the Corporation and (ii) attained 60 years of age; and

(iii) “Year of Service” means each 12 consecutive month period of full time employment with the Corporation.

13. Forfeiture in Certain Events. This Award will terminate and lapse in the event the Board of Directors of the Corporation determines that the Employee (a) knowingly participated in the altering, inflating, and/or inappropriate manipulation of performance or financial results of the Corporation for any fiscal year or (b) willfully engaged in any activity injurious to the Corporation. In addition, in the event of item (a), the Employee shall forfeit and return to the Corporation all shares of freely transferable Common Stock received hereunder to the extent the Award vested based on the altered, inflated, or manipulated financial results.

14. Clawback. If this Award vests and the Corporation is thereafter required to restate its financial statements in respect of any period covered by the Performance Period due to the material noncompliance by the Corporation with any applicable financial reporting requirements, including securities laws, then, regardless of fault on the part of the Employee, the Award shall be adjusted to give retroactive effect to the restatement. If, in such case, shares of freely transferable Common Stock have been paid hereunder, then the Employee shall forfeit and return to the Corporation that number of shares of to the extent the restatement shows that such shares should not have been earned; provided, however, that, notwithstanding the foregoing, and except in the case of the Employee’s alteration, inflation, and/or inappropriate manipulation of performance or financial results of the Corporation, the Employee shall not be required to return any portion of the Award to the extent it was paid more than three years prior to the date the Corporation determines that a restatement is required. This Section is in addition to, and not in lieu of, the rights and obligations of the parties provided in Section 13.

15. Taxes.

(a) At the time any shares of Restricted Stock become vested hereunder or any cash becomes payable under Section 12, the Corporation shall have the right to retain and withhold from such vested shares or cash that portion representing the amount of federal, state and local taxes required by any governmental agency to be withheld or otherwise deducted and paid with respect to such vested shares or cash. The number of shares withheld will be calculated based on the Fair Market Value of a share of Common Stock as of the Vesting Date. Any shares so withheld shall be canceled by the Corporation.

(b) The Employee shall be precluded from making any election pursuant to Section 83(b) of the Internal Revenue Code with respect to the shares of Restricted Stock granted hereby.

(c) The Employee understands that he or she (and not the Corporation) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

(d) This Agreement shall be interpreted and applied so that the Employee’s Restricted Stock will not be subject to Internal Revenue Code Section 409A. If notwithstanding the preceding sentence the Employee’s Restricted Stock becomes subject to Section 409A, then the specified time of payment of the Restricted Stock for purposes of Section 409A shall be the calendar year in which the short-term deferral period expires with respect to the Restricted Stock (but payment may be made by such later time as may be permitted by Section 409A under the circumstances).

16. Amendment and Termination.  This Agreement may not be terminated prior to the end of its term without the written consent of the Employee. This Agreement may be amended by the Committee at any time; provided, however, that this Agreement may not be amended without the written consent of the Employee if such amendment would in any manner adversely affect the interests of the Employee.

17. Compliance with Law. Notwithstanding Section 14 hereof or any other provision of this Agreement to the contrary, the Committee may amend, modify or terminate this Agreement or the Plan, without the consent of the Employee, as the Committee deems necessary or appropriate to ensure compliance with any law, rule, regulation or other regulatory pronouncement applicable to the Plan or this Agreement, including, without limitation, Section 409A of the Code and any Treasury Regulations or other guidance thereunder.

18. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Maryland to the extent not preempted by federal law, without regard to any conflict of laws principles that would apply the law of another jurisdiction.

19. Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

20. Successors. This Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors or assigns.

21. Application of the Plan; Entire Agreement. The Employee acknowledges, by executing this Agreement, that (a) this Agreement is subject in all respects to the provisions of the Plan, as amended from time to time, the terms of which are incorporated herein by reference and made a part hereof, (b) that a copy of the Plan and all amendments thereto through the date hereof were provided to the Employee on the date hereof, and (c) he or she understands and accepts of all of the terms and conditions of the Plan. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. Any and all prior agreements or understandings with respect to such matters are hereby superseded.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day first above written.

ATTEST:	FIRST UNITED CORPORATION

/s/	By: /s/
Name:
Title:

WITNESS:	EMPLOYEE

/s/	/s/
Name: William B. Grant